UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2017

Station Casinos LLC (Exact name of registrant as specified in its charter)	Red Rock Resorts, Inc. (Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261	Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)	(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 24, 2017, Marc J. Falcone, Executive Vice President, Chief Financial Officer and Treasurer of Red Rock Resorts, Inc. and Station Casinos LLC (together, the “Company’”), notified the Company that he is resigning, effective on May 31, 2017, to pursue other opportunities. Mr. Falcone will continue to provide consulting services to the Company for a period of twelve months and, in consideration for providing such services and a release of claims, will receive compensation in an amount equal to continued payments of his base salary of $50,000 per month for a period of twelve months and continuation of the group health insurance and long term disability insurance for a period of twelve months, or, in the event the Company determines that continuation of such coverage is not permitted, a lump-sum payment of the economic equivalent thereof.

(c)    Stephen L. Cootey was appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company on May 24, 2017. Mr. Cootey has served as Executive Vice President and Chief Administrative Officer of the Company since March 2017. Prior to joining the Company, Mr. Cootey served as the Chief Financial Officer of Wynn Resorts Ltd. from May 2014 to March 2017, its Treasurer from February 2014 to March 2017 and its Senior Vice President from January 2014 to May 2014. He served as Senior Vice President of Corporate Finance at Las Vegas Sands Corporation from March 2012 to December 2013 and its Vice President of Corporate Finance from October 2009 to March 2012. From June 2004 to October 2009, he was a Partner and Senior Research Analyst of Prides Capital, LLC. He served as Vice President of Credit Suisse First Boston 2001 to 2004.

Mr. Cootey, age 48, is party to an employment agreement with the Company dated March 3, 2017 that provides for a fixed five-year term, unless the agreement is otherwise terminated pursuant to its terms. The employment agreement provides that Mr. Cootey shall be entitled to an annual base salary of not less than $600,000 and a discretionary annual bonus with a targeted amount equal to Mr. Cootey’s annual base salary and a minimum bonus of $600,000 for the year ended December 31, 2017. Pursuant to the employment agreement, Mr. Cootey is also entitled to a discretionary annual long-term incentive award with a targeted value not less than 200% of Mr. Cootey’s annual base salary. In the event of termination of employment for any reason, Mr. Cootey will be entitled to accrued and unpaid obligations under his employment agreement, such as unpaid salary, any annual bonus awarded but not yet paid, and reimbursement for previously-incurred expenses. Mr. Cootey will not be entitled to any additional payments or benefits if his employment is terminated by the Company for “cause” or by Mr. Cootey, except with “good reason” following a change in control of the Company. If Mr. Cootey’s employment is terminated by the Company without “cause” or by Mr. Cootey for “good reason” following a change in control of the Company, he will be entitled to receive additional payments consisting of a pro-rated annual bonus for the year of termination and a cash payment equal to the annual base salary in effect at the time of termination (paid in 12 equal monthly installments) and continuation of group health and long-term disability insurance coverage for 12 months (or a cash payment made in lieu of continued coverage). Receipt of the additional payments is subject to the execution of a release of claims against the Company. Mr. Cootey’s employment agreement also contains certain restrictive covenant obligations, including indefinite confidentiality obligations and non-competition and non-solicitation restrictions with respect to a defined “restricted area” through the first anniversary of termination of employment.

Item 8.01.	Other Events.

Jeffrey T. Welch has been appointed Executive Vice President and Chief Legal Officer of the Company effective upon commencement of his employment with the Company, which is expected to be on or around June 21, 2017. Mr. Welch joins the Company from Deutsche Bank AG, where he has served as Managing Director and Senior Counsel since 2003, as Director and Counsel from 1997 to 2003 and as Vice President and Counsel from 1993 to 1997. In addition, Mr. Welch served as Deutsche Bank’s representative on the Board of Directors of Station Holdco LLC from 2013 to 2016. Prior to joining Deutsche Bank, Mr. Welch was an Associate at White & Case from 1988 to 1993. Mr. Welch received a B.A from Duke University and a J.D. from the University of Virginia School of Law.

The Company entered into an employment agreement with Mr. Welch in a form that is substantially the same as Mr. Cootey’s employment agreement, including an annual base salary of $600,000, and includes an agreement by the Company to reimburse Mr. Welch for relocation expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2017

Station Casinos LLC /s/ Richard J. Haskins		Red Rock Resorts, Inc. /s/ Richard J. Haskins
By:	Richard J. Haskins	By:	Richard J. Haskins
	President		President

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